FOR IMMEDIATE RELEASE	CONTACT: William J. Pasenelli
Chief Executive Officer
888.745.2265

THE COMMUNITY FINANCIAL CORPORATION

ANNOUNCES RESULTS OF OPERATIONS FOR SECOND QUARTER OF 2014

Waldorf, Maryland, July 17, 2014 – The Community Financial Corporation (NASDAQ: TCFC) (formerly Tri-County Financial Corporation) (the “Company”), the holding company for Community Bank of the Chesapeake (formerly Community Bank of Tri-County) (the “Bank”), reported its results of operations for the three and six months ended June 30, 2014.

Consolidated net income available to common shareholders for the three months ended June 30, 2014 decreased $251,000 to $1.3 million or $0.28 per common share (diluted) compared to $1.6 million or $0.51 per common share (diluted) for the three months ended June 30, 2013. In October 2013, the Company issued 1,591,300 shares of common stock at a price of $18.75 per share resulting in net proceeds of $27.4 million after commissions and related offering expenses and the additional shares outstanding impacted year to year comparability of per share earnings beginning with fourth quarter 2013 results. Increased provision for loan losses, decreased noninterest income and increased noninterest expense due to the Bank’s recently announced Fredericksburg branch opening and the hiring of personnel for the planned expansion into Annapolis, which was partially offset by increased net interest income and decreased income tax expense. Consolidated net income available to common shareholders for the six months ended June 30, 2014 decreased $248,000, or 7.75%, to $3.0 million or $0.63 per common share (diluted) compared to $3.2 million or $1.05 per common share (diluted) for the six months ended June 30, 2013. Increased provision for loan losses, decreased noninterest income and increased noninterest expense was partially offset by increased net interest income and decreased income tax expense.

“During the second quarter of 2014, we continued to execute the Bank’s growth strategy and added seasoned lenders and support staff to expand into the city of Annapolis and surrounding Anne Arundel County. We plan to open a loan production office (LPO) in Annapolis during the third quarter of 2014. To complement the opening of the Fredericksburg, Virginia LPO in August 2013, the Bank opened its first Fredericksburg branch on July 15, 2014. These expenditures have provided channels for future growth and we are optimistic that our investments will increase shareholder value in a reasonable timeframe,” stated William J. Pasenelli, President and Chief Executive Officer. “Gross loans grew $38.1 million during the six months ended June 30, 2014 from $808.2 million at December 31, 2013 to $846.3 million at June 30, 2014. Average loan balances for the six months ended June 30, 2014 increased $75.4 million to $803.1 million compared to the same period in 2013.”

“Nonperforming assets, which include non-accrual loans, OREO and troubled debt restructured loans, have decreased 51 basis points from 2.60% of total assets at December 31, 2013 to 2.09% of total assets at June 30, 2014. Since the economic crisis, management has been working with our customers to develop mutually beneficial solutions. We are making progress and remain focused on our plan to reduce nonperforming assets and classified loans. Since year end non-accrual loans and classified loans have been reduced by $3.6 million and $4.1 million, respectively,” stated James M. Burke, Chief Risk Officer. “During the second quarter of 2014, the Bank sold $3.4 million of classified loans to a third party. The sale of the loans decreased the Bank’s specific allowance as well as classified loans. The funds provided by the sale were redeployed into interest-earning assets.”

“The progress in net interest income growth as well as continued reduction in classified loans is consistent with our business plan. As the residential loan sales opportunity diminished, we were able to rapidly scale back that product line and expand our business banking strategies" stated Michael L. Middleton, Executive Chairman.

Operations – Six Months Ended June 30, 2014 compared to Six Months Ended June 30, 2013

The decrease in net income available to common shareholders of $248,000 to $3.0 million for the six months ended June 30, 2014 compared to the same period in 2013 was attributable to an increased provision for loan losses of $411,000, decreased noninterest income of $508,000 and increased noninterest expense of $849,000 partially offset by increased net interest income of $1.5 million and decreased income tax expense of $65,000.

Net interest income increased to $17.0 million for the six months ended June 30, 2014 compared to $15.5 million for the six months ended June 30, 2013. The net interest margin was 3.62% for the six months ended June 30, 2014, a 12 basis point increase from 3.50% for the six months ended June 30, 2013. The increase was largely the result of a decrease in the cost of funds and an increase in the average balance of loans. These increases were partially offset by a reduction in loan yields.

Interest and dividend income increased by $839,000 to $20.4 million for the six months ended June 30, 2014 compared to $19.6 million for the six months ended June 30, 2013. Growth in the average balance of loans and investment yields were partially offset by decreases in yields on loans and average investment balances. Interest and dividend income increased $1.8 million due to growth of $75.4 million in the average balance of loans from $727.7 million to $803.1 million and $147,000 due to better investment yields. This increase was partially offset by a decrease of $904,000 in interest income from a reduction in loan yields. Average loan yields declined 25 basis points from 5.05% for the six months ended June 30, 2013 to 4.80% for the six months ended June 30, 2014. Interest and dividend income was further reduced $212,000 as average interest-earning investment balances decreased $25.0 million from $162.0 million for the six months ended June 30, 2013 to $137.0 million for the six months ended June 30, 2014.

The Company’s decrease in its cost of funds began during 2012 as certificates of deposit re-priced and rates declined on money market accounts. The average cost of total interest-bearing liabilities decreased 17 basis points from 1.03% for the first six months of 2013 to 0.86% for the first six months of 2014. Deposit costs decreased 16 basis points from 0.76% for the first six months of 2013 to 0.60% for the comparable period in 2014. Additionally, the increase of noninterest bearing demand deposits of $10.7 million contributed to the decline in funding costs with average balances increasing from $83.1 million for the six months ended June 30, 2013 to $93.8 million for the six months ended June 30, 2014.

Interest expense decreased $616,000 to $3.4 million for the six months ended June 30, 2014 compared to $4.0 million for the six months ended June 30, 2013 due primarily to a reduction in the average cost of funds on interest-bearing liabilities; interest expense decreased $658,000 due to a decrease in rates. This was principally achieved by a decrease in the average rates paid on certificates of deposits and money market accounts, which declined from 1.26% and 0.34%, respectively, for the six months ended June 30, 2013 to 1.01% and 0.28%, respectively, for the six months ended June 30, 2014. The Company has been successful in increasing its core deposits and reducing its cost of funds in the low interest rate environment over the last several years. In addition, the average rate paid on long-term debt and short-term borrowings decreased from 2.46% to 2.30% for the comparable period. Interest expense was also reduced $45,000 due to a decline in average interest-bearing deposit balances of $822,000 from $700.7 million for the six months ended June 30, 2013 to $701.5 million for the six months ended June 30, 2014. These reductions in interest expense were partially offset by an $87,000 increase in interest expense due to a $7.3 million increase in average debt balances from $84.9 million for the six months ended June 30, 2013 to $92.2 million for the six months ended June 30, 2014.

The provision for loan losses increased $411,000 from the comparable period in 2013 to $766,000 for the six months ended June 30, 2014 and reflected an increase in net-charge-offs offset by a decrease in the specific allowance. The specific allowance is based on management’s estimate of realizable value for particular loans and has decreased as specific credits have been resolved through a return to performance, charge-offs, additions to other real estate owned, or the sale of non-performing and classified loans. Net charge-offs increased $286,000 from $568,000 for the six months ended June 30, 2013 to $854,000 for the six months ended June 30, 2014. During the second quarter of 2014, the Bank charged off $650,000 related to $3.4 million in commercial loans to one customer as a result of a sale of the loans to a third party. The sale of the loans decreased the Bank’s specific allowance and classified loans.

Noninterest income totaled $1.8 million for the six months ended June 30, 2014 compared to $2.3 million for the six months ended June 30, 2013. The decrease of $508,000 was principally due to a reduction in gains on loans originated for sale in the secondary market of $373,000 and a reduction in other fees and miscellaneous charges of $127,000. Gains on loans originated for sale in the secondary market were $144,000 for the six months ended June 30, 2014 compared to $517,000 for the six months ended June 30, 2013. Secondary market sales slowed during the third quarter of 2013 due to rising residential mortgage interest rates.

For the six months ended June 30, 2014, noninterest expense increased 6.9% or $849,000 to $13.1 million from $12.2 million for the comparable period in 2013. The increase was primarily due to growth in employee compensation of $874,000 to $8.0 million as the Bank added employees in the first six months of 2014 to support its expansion in the Fredericksburg area of Virginia. In addition, during the second quarter of 2014, the Bank hired several loan officers and support employees to expand lending in the city of Annapolis, Maryland and the surrounding Anne Arundel County market. The Company’s efficiency ratio and noninterest expense as a percentage of average assets for the six months ended June 30, 2014 were 69.84% and 2.60%, respectively, compared to 68.79% and 2.56%, respectively, for the six months ended June 30, 2013. Expenses were higher as a result of the Company’s entrance into new markets during the first six months of the year. The following is a breakdown of noninterest expense:

	Six Months Ended June 30,
(dollars in thousands)	2014	2013	$ Change	% Change
Compensation and Benefits	$8,021	$7,147	$874	12.2%
OREO Valuation Allowance and Expenses	294	394	(100)	(25.4%)
Other Operating Expenses	4,783	4,708	75	1.6%
Total Noninterest Expense	$13,098	$12,249	$849	6.9%

Operations – Three Months Ended June 30, 2014 compared to Three Months Ended June 30, 2013

The decrease in net income available to common shareholders of $251,000 to $1.3 million for the three months ended June 30, 2014 compared to the same period in 2013 was attributable to an increased provision for loan losses of $363,000, decreased noninterest income of $214,000 and increased noninterest expense of $661,000 partially offset by increased net interest income of $838,000 and decreased income tax expense of $149,000.

Net interest income increased to $8.6 million for the three months ended June 30, 2014 compared to $7.7 million for the three months ended June 30, 2013. The net interest margin was 3.63% for the three months ended June 30, 2014, a 16 basis point increase from 3.47% for the three months ended June 30, 2013. The increase was largely the result of a decrease in the cost of funds and an increase in the average balance of loans. These increases were partially offset by a reduction in loan yields.

Interest and dividend income increased by $504,000 to $10.3 million for the three months ended June 30, 2014 compared to $9.8 million for the three months ended June 30, 2013. Growth in the average balance of loans and investment yields were partially offset by decreases in yields on loans and average investment balances. Interest and dividend income increased $996,000 due to growth of $83.3 million in the average balance of loans from $727.1 million to $810.4 million and $68,000 due to better investment yields. This increase was partially offset by a decrease of $427,000 in interest income from a reduction in loan yields. Average loan yields declined 24 basis points from 5.02% for the three months ended June 30, 2013 to 4.78% for the three months ended June 30, 2014. Interest and dividend income was further reduced $133,000 as average interest-earning investment balances decreased $31.1 million from $163.9 million for the three months ended June 30, 2013 to $132.8 million for the three months ended June 30, 2014.

Interest expense decreased $334,000 to $1.7 million for the three months ended June 30, 2014 compared to $2.0 million for the three months ended June 30, 2013 due primarily to a reduction in the average cost of funds on interest-bearing liabilities. The average cost of total interest-bearing liabilities decreased 18 basis points from 1.03% for the second quarter of 2013 to 0.85% for the second quarter of 2014. Interest expense decreased $347,000 due to a decrease in rates which was principally achieved by a decrease in the average rates paid on certificates of deposits and money market accounts, which declined from 1.22% and 0.33%, respectively, for the three months ended June 30, 2013 to 1.00% and 0.26%, respectively, for the three months ended June 30, 2014. Deposit costs decreased 16 basis points from 0.74% to 0.58% for the comparable period. Additionally, the increase of noninterest bearing demand deposits of $13.1 million contributed to the decline in funding costs with average balances increasing from $83.8 million for the three months ended June 30, 2013 to $96.9 million for the three months ended June 30, 2014. The average rate paid on long-term debt and short-term borrowings decreased from 2.63% to 2.35% for the comparable period. Interest expense was also reduced $14,000 for interest-bearing deposits due primarily to a decline in average certificate of deposit balances of $9.5 million from $399.2 million for the three months ended June 30, 2013 to $389.7 million for the three months ended June 30, 2014. These reductions in interest expense were partially offset by a $27,000 increase in interest expense due to a $2.3 million increase in average debt balances from $87.0 million for the three months ended June 30, 2013 to $89.3 million for the three months ended June 30, 2014.

The provision for loan losses increased $363,000 from the comparable period in 2013 to $563,000 for the three months ended June 30, 2014 and reflected an increase in net-charge-offs offset by a decrease in the specific allowance. The specific allowance is based on management’s estimate of realizable value for particular loans and has decreased as specific credits have been resolved through a return to performance, charge-offs, additions to other real estate owned, or the sale of non-performing and classified loans. Net charge-offs increased $193,000 from $517,000 for the three months ended June 30, 2013 to $710,000 for the three months ended June 30, 2014. During the second quarter of 2014, the Bank charged off $650,000 related to $3.4 million in commercial loans to one customer as a result of a sale of the loans to a third party. The sale of the loans decreased the Bank’s specific allowance and classified loans.

Noninterest income totaled $855,000 for the three months ended June 30, 2014 compared to $1.1 million for the three months ended June 30, 2013. The decrease of $214,000 was principally due to a reduction in service charges and gains on loans originated for sale in the secondary market.

For the three months ended June 30, 2014, noninterest expense increased 10.8% or $661,000 to $6.8 million from $6.1 million for the comparable period in 2013. The increase was primarily due to growth in employee compensation of $402,000 to $4.0 million as the Bank added employees to support its expansion in the Fredericksburg area of Virginia to prepare for the opening of its Central Park Branch in July 2014. In addition, during the second quarter of 2014, the Bank hired several loan officers and support employees to expand lending in the city of Annapolis, Maryland and the surrounding Anne Arundel County market. The Company’s efficiency ratio and noninterest expense as a percentage of average assets for the three months ended June 30, 2014 were 71.80% and 2.67%, respectively, compared to 69.38% and 2.55%, respectively, for the three months ended June 30, 2013. Expenses were higher as a result of the Company’s entrance into new markets and an increase in OREO expenses, of which $152,000 of expenses related to an increase in the valuation allowance to adjust OREO properties to current appraised values less the cost to sell. The following is a breakdown of noninterest expense:

	Three Months Ended June 30,
(dollars in thousands)	2014	2013	$ Change	% Change
Compensation and Benefits	$3,992	$3,590	$402	11.2%
OREO Valuation Allowance and Expenses	165	43	122	283.7%
Other Operating Expenses	2,610	2,473	137	5.5%
Total Noninterest Expense	$6,767	$6,106	$661	10.8%

Financial Condition at June 30, 2014 compared to December 31, 2013

Total assets at June 30, 2014 of $1.03 billion increased $10.9 million compared to total assets of $1.02 billion at December 31, 2013. The increase in total assets was primarily attributable to net loan growth partially offset by declines in cash and securities. Net loans increased $38.0 from $799.1 million at December 31, 2013 to $837.1 million at June 30, 2014, due primarily to increases in loans for commercial real estate partially offset by decreases in commercial loans. The following is a breakdown of the Company’s loan portfolio at June 30, 2014 and December 31, 2013:

(dollars in thousands)	June 30, 2014%		December 31, 2013%

Commercial real estate	$531,919	62.86%	$476,648	58.97%
Residential first mortgages	156,833	18.53%	159,147	19.69%
Construction and land development	32,086	3.79%	32,001	3.96%
Home equity and second mortgages	21,225	2.51%	21,692	2.68%
Commercial loans	77,583	9.17%	94,176	11.65%
Consumer loans	736	0.09%	838	0.10%
Commercial equipment	25,876	3.06%	23,738	2.94%
	846,258	100.00%	808,240	100.00%
Less:
Deferred loan fees	1,081	0.13%	972	0.12%
Allowance for loan loss	8,050	0.95%	8,138	1.01%
	9,131		9,110
	$837,127		$799,130

Non-accrual loans (90 days or greater delinquent and non-accrual only loans) decreased $3.6 million from $15.5 million or 1.91% of total loans at December 31, 2013 to $11.9 million or 1.40% of total loans at June 30, 2014. Non-accrual only loans are loans classified as non-accrual due to customer operating results or payment history. In accordance with the Company’s policy, interest income is recognized on a cash-basis for these loans. There were no non-accrual only loans at June 30, 2014. At December 31, 2013 non-accrual only loans were $4.2 million, representing one well-secured commercial relationship with no specific reserves due to the Bank's superior credit position with underlying collateral, which consists primarily of commercial real estate.

Loan delinquency decreased $1.4 million from $19.2 million or 2.38% of loans at December 31, 2013 to $17.8 million or 2.10% of loans at June 30, 2014. Nonperforming loans (loans 90 days or greater delinquent) increased $716,000 from December 31, 2013 to $11.9 million at June 30, 2014. Nonperforming loans as a percentage of total loans increased to 1.40% at June 30, 2014 compared to 1.38% at December 31, 2013. The Bank had 29 nonperforming loans at June 30, 2014 compared to 28 nonperforming loans at December 31, 2013. Nonperforming loans at June 30, 2014 included $9.3 million or 78% of nonperforming loans attributed to 13 loans representing four customer relationships, of which $4.0 million represented a stalled residential development project. The Bank has deferred the collection of principal and interest for one year to enable the project to use available funds to build units and complete the project. At June 30, 2014, the stalled development project loans are considered both troubled debt restructured (“TDRs”) loans and non-accrual loans and are reported solely as non-accrual loans for financial reporting purposes. If the loans return to performing status after the forbearance period, they will be reported as TDR loans. Loans 31-89 days delinquent decreased $2.2 million from $8.1 million or 1.00% of total loans at December 31, 2013 to $5.9 million or 0.70% of total loans at June 30, 2014. Management believes the 31-89 day past due delinquency rate of 0.70% is a leading indicator of the health of the loan portfolio.

At June 30, 2014, the Bank had eight accruing TDRs totaling $3.2 million compared to 13 TDRs totaling $4.7 million as of December 31, 2013. At June 30, 2014, all TDRs were performing according to the terms of their agreements. At December 31, 2013, one TDR of $329,000 was over 90 days past due. The Bank had specific reserves of $197,000 on four TDRs totaling $2.4 million at June 30, 2014 and $79,000 on two TDRs totaling $1.8 million at December 31, 2013. The Bank added three TDRs totaling $968,000 during the six months ended June 30, 2014. During the same period, there were eight TDRs totaling $2.4 million that were no longer reported as TDRs due to the payment of principal and interest at market rates for greater than six months.

The OREO balance was $6.6 million at June 30, 2014, a decrease of $244,000 compared to $6.8 million at December 31, 2013. This decrease consisted of valuation allowances of $234,000 to adjust properties to current appraised values and $1.1 million in disposals, partially offset by additions of $1.1 million. OREO carrying amounts reflect management’s estimate of the realizable value of these properties incorporating current appraised values, local real estate market conditions and related costs.

Overall asset quality ratios have improved since December 31, 2013 with non-accrual loans and OREO to total assets and non-accrual loans, OREO and TDRs to total assets improving 39 and 51 basis points, respectively, from 2.17% and 2.60%, respectively, at December 31, 2013 to 1.78% and 2.09%, respectively, at June 30, 2014.

Management considers classified assets to be an important measure of asset quality. Classified assets have been trending down from a high point of $81.9 million at September 30, 2011. Classified assets have decreased $4.8 million dollars or 8.4% from $56.9 million at December 31, 2013 to $52.1 million at June 30, 2014. The following is a breakdown of the Company’s classified and special mention assets at June 30, 2014, March 31, 2014 and December 31, 2013, 2012 and 2011, respectively:

Classified Assets and Special Mention Assets
(dollars in thousands)	As of June 30, 2014	As of March 31, 2014	As of December 31, 2013	As of December 31, 2012	As of December 31, 2011
Classified loans
Substandard	$43,367	$45,553	$47,645	$48,676	$68,515
Doubtful	174	-	-	-	-
Loss	-	-	-	-	37
Total classified loans	43,541	45,553	47,645	48,676	68,552
Special mention loans	7,809	6,288	9,246	6,092	-
Total classified and special mention loans	$51,350	$51,841	$56,891	$54,768	$68,552

Classified loans	43,541	45,553	47,645	48,676	68,552
Classified securities	2,000	2,050	2,438	3,028	6,057
Other real estate owned	6,553	7,454	6,797	6,891	5,029
Total classified assets	$52,094	$55,057	$56,880	$58,595	$79,638

The allowance for loan losses decreased from 1.01% of gross loans at December 31, 2013 to 0.95% of gross loans at June 30, 2014 due to changes to general allowance factors that reflect changes in historical loss, delinquency rates and general economic conditions and a reduction in specific reserves on impaired loans. Management’s determination of the adequacy of the allowance is based on a periodic evaluation of the portfolio with consideration given to: overall loss experience; current economic conditions; size, growth and composition of the loan portfolio; financial condition of the borrowers; current appraised values of underlying collateral and other relevant factors that, in management’s judgment, warrant recognition in determining an adequate allowance. The specific allowance is based on management’s estimate of realizable value for particular loans. Management believes that the allowance is adequate. During the second quarter of 2014, the Bank charged off $650,000 related to $3.4 million in commercial loans to one customer as a result of a sale of the loans to a third party. The sale of the loans decreased the Bank’s specific allowance and classified loans. The allowance for loan losses decreased $88,000 from December 31, 2013 to June 30, 2014. The decrease in the allowance reflects a decrease in specific reserves of $126,000 partially offset by an increase in the general allowance of $38,000. The following is a breakdown of the Company’s general and specific allowances as a percentage of gross loans at June 30, 2014 and December 31, 2013, respectively.

(dollar in thousands)	June 30, 2014	% of Gross Loans	December 31, 2013	% of Gross Loans

General Allowance	$7,191	0.85%	$7,153	0.89%
Specific Allowance	859	0.10%	985	0.12%
Total Allowance	$8,050	0.95%	$8,138	1.01%

Total deposits decreased by 0.3% or $2.8 million, to $818.5 million at June 30, 2014 compared to $821.3 million at December 31, 2013. During 2012 and 2013, the Bank increased transaction deposits, especially noninterest bearing deposits, to lower its overall cost of funds. Transaction deposits have increased from 44.9% of total deposits at December 31, 2011 to 52.7% of total deposits at June 30, 2014. Details of the Company’s deposit portfolio at June 30, 2014 and December 31, 2013 are presented below:

	June 30, 2014		December 31, 2013
(dollars in thousands)	Balance	%	Balance	%
Noninterest-bearing demand	$113,113	13.82%	$103,882	12.65%
Interest-bearing:
Demand	69,700	8.52%	86,954	10.59%
Money market deposits	208,649	25.49%	204,032	24.84%
Savings	39,960	4.88%	39,116	4.76%
Certificates of deposit	387,122	47.29%	387,311	47.16%
Total interest-bearing	705,431	86.18%	717,413	87.35%

Total Deposits	$818,544	100.00%	$821,295	100.00%

Transaction accounts	$431,422	52.71%	$433,984	52.84%

The Bank opened its first Fredericksburg, Virginia branch July 15, 2014 and intends to open a second branch in the area during 2015.

The Bank uses both traditional brokered deposits and reciprocal brokered deposits. Traditional brokered deposits at June 30, 2014 and December 31, 2013 were $41.2 million and $27.0 million, respectively. Reciprocal brokered deposits at June 30, 2014 and December 31, 2013 were $28.9 million and $29.4 million, respectively. The reciprocal brokered deposits have many characteristics of core deposits and are used to maximize FDIC insurance available to our customers. The Bank uses the Promontory Network for reciprocal brokered deposits to participate in the Certificate of Deposit Account Registry Service (“CDARS”) and the Insured Cash Sweep product (“ICS”). Long-term debt increased $4.2 million from $70.5 million at December 31, 2013 to $74.7 million at June 30, 2014. During the first quarter of 2014, the Company added $5.0 million in Federal Home Loan Bank advances at 0.52% for two years. The Bank uses brokered deposits and other wholesale funding to supplement funding when loan growth exceeds core deposit growth and for asset-liability management purposes.

During the six months ended June 30, 2014, stockholders’ equity increased $2.5 million to $113.2 million. The increase in stockholders’ equity was due to net income of $3.0 million, net stock related activities related to stock-based compensation and the exercise of options of $312,000 and a current year decrease in accumulated other comprehensive loss of $162,000. These increases to capital were partially offset by quarterly common dividends paid of $935,000 and quarterly preferred stock dividends of $100,000. Increases in common stockholders' equity to $93.2 million at June 30, 2014 have resulted in a book value of $19.89 per common share. The Company remains well-capitalized at June 30, 2014 with a Tier 1 capital to average assets ratio of 12.43%.

About The Community Financial Corporation - The Company is the bank holding company for Community Bank of the Chesapeake, which conducts business through its main office in Waldorf, Maryland, and eleven branch offices in Waldorf, Bryans Road, Dunkirk, Leonardtown, La Plata, Charlotte Hall, Prince Frederick, Lusby and California, Maryland; and King George and Fredericksburg, Virginia. Effective October 18, 2013, the Company changed its name from Tri-County Financial Corporation to The Community Financial Corporation and the Bank changed its name from Community Bank of Tri-County to Community Bank of the Chesapeake. The new names reflect the recent expansion into Virginia. The name of the holding company changed to better align the parent company name with that of the bank.

Forward-looking Statements - This news release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements can generally be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends, changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets; changes in real estate value and the real estate market, regulatory changes, possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the outcome of pending litigation, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the Securities and Exchange Commission.

Data is unaudited as of June 30, 2014. This selected information should be read in conjunction with the financial statements and notes included in the Company's Annual Report to Shareholders for the year ended December 31, 2013.

THE COMMUNITY FINANCIAL CORPORATION

	Six Months Ended
dollars in thousands except share data	June 30, 2014	June 30, 2013	$ Variance	% Variance
Operations Data:
Interest and dividend income	$20,429	$19,590	$839	4.3%
Interest expense	3,425	4,041	(616)	(15.2%)
Net interest income	17,004	15,549	1,455	9.4%
Provision for loan losses	766	355	411	115.8%
Noninterest income	1,750	2,258	(508)	(22.5%)
Noninterest expense	13,098	12,249	849	6.9%
Income before income taxes	4,890	5,203	(313)	(6.0%)
Income tax expense	1,834	1,899	(65)	(3.4%)
Net income	3,056	3,304	(248)	(7.5%)
Preferred stock dividends	100	100	-	0.0%
Net income available to common shareholders	$2,956	$3,204	$(248)	(7.7%)
Key Ratios:
Return on average assets	0.61%	0.69%
Return on average common equity	6.38%	10.47%
Return on average equity	5.43%	8.14%
Interest rate spread	3.48%	3.37%
Net interest margin	3.62%	3.50%
Cost of funds	0.77%	0.93%
Cost of deposits	0.60%	0.76%
Efficiency ratio	69.84%	68.79%
Noninterest expense to average assets	2.60%	2.56%
Net charge-offs to average loans	0.21%	0.16%
Common Share Data:
Basic net income per common share	$0.64	$1.06
Diluted net income per common share	$0.63	$1.05
Weighted average common shares outstanding:
Basic	4,645,963	3,026,651
Diluted	4,662,595	3,049,248

THE COMMUNITY FINANCIAL CORPORATION

	Three Months Ended
dollars in thousands except share data	June 30, 2014	June 30, 2013	$ Variance	% Variance
Operations Data:
Interest and dividend income	$10,254	$9,750	$504	5.2%
Interest expense	1,684	2,018	(334)	(16.6%)
Net interest income	8,570	7,732	838	10.8%
Provision for loan losses	563	200	363	181.5%
Noninterest income	855	1,069	(214)	(20.0%)
Noninterest expense	6,767	6,106	661	10.8%
Income before income taxes	2,095	2,495	(400)	(16.0%)
Income tax expense	760	909	(149)	(16.4%)
Net income	1,335	1,586	(251)	(15.8%)
Preferred stock dividends	50	50	-	0.0%
Net income available to common shareholders	$1,285	$1,536	$(251)	(16.3%)
Key Ratios:
Return on average assets	0.53%	0.66%
Return on average common equity	5.53%	9.92%
Return on average equity	4.73%	7.74%
Interest rate spread	3.50%	3.35%
Net interest margin	3.63%	3.47%
Cost of funds	0.76%	0.93%
Cost of deposits	0.58%	0.74%
Efficiency ratio	71.80%	69.38%
Noninterest expense to average assets	2.67%	2.55%
Net charge-offs to average loans	0.35%	0.28%
Common Share Data:
Basic net income per common share	$0.28	$0.51
Diluted net income per common share	$0.28	$0.51
Weighted average common shares outstanding:
Basic	4,651,716	3,000,389
Diluted	4,669,509	3,023,768

THE COMMUNITY FINANCIAL CORPORATION

dollars in thousands except share data	June 30, 2014	December 31, 2013	$ Variance	% Variance
Financial Condition Data:
Total assets	$1,034,707	$1,023,824	$10,883	1.1%
Cash, federal funds sold and interest-bearing deposits	11,418	24,519	(13,101)	(53.4%)
Securities	119,452	134,648	(15,196)	(11.3%)
Loans receivable, net	837,127	799,130	37,997	4.8%
Premises and equipment	19,745	19,543	202	1.0%
Total liabilities	$921,481	$913,094	$8,387	0.9%
Total deposits	818,544	821,295	(2,751)	(0.3%)
Short-term borrowings	7,000	-	7,000	n/a
Long-term debt	74,699	70,476	4,223	6.0%
Junior subordinated debentures	12,000	12,000	-	0.0%
Total stockholders’ equity	$113,226	$110,730	$2,496	2.3%
Small Business Lending Fund (SBLF) preferred stock	20,000	20,000	-	0.0%
Common equity	93,226	90,730	2,496	2.8%
Common Share Data
Book value per common share	$19.89	$19.52	$0.36	1.9%
Common shares outstanding	4,687,766	4,647,407
Regulatory Capital Ratios:
Tier 1 capital to average assets	12.43%	12.50%
Tier 1 capital to risk-weighted assets	14.45%	14.66%
Total capital to risk-weighted assets	15.38%	15.62%
Asset Quality:
Allowance for loan losses	$8,050	$8,138	$(88)	(1.1%)
Past due loans (PDLs) (31 to 89 days)	5,892	8,060	(2,168)	(26.9%)
Nonperforming loans (NPLs) (>=90 days)	11,886	11,170	716	6.4%
Non-accrual only loans	-	4,280	(4,280)	(100.0%)
Non-accrual loans (NPLs + non-accrual only loans)	11,886	15,450	(3,564)	(23.1%)
Troubled debt restructures (TDRs) (a)	3,175	4,693	(1,518)	(32.3%)
Other real estate owned (OREO)	6,553	6,797	(244)	(3.6%)
Allowance for loan losses to total loans	0.95%	1.01%
Allowance for loan losses to nonperforming loans	67.73%	72.86%
Past due loans (PDLs) to total loans	0.70%	1.00%
Nonperforming loans (NPLs) to total loans	1.40%	1.38%
Loan delinquency (PDLs + NPLs) to total loans	2.10%	2.38%
Non-accrual loans to total loans	1.40%	1.91%
Non-accrual loans and TDRs to total loans	1.78%	2.45%
Non-accrual loans and OREO to total assets	1.78%	2.17%
Non-accrual loans, OREO and TDRs to total assets	2.09%	2.60%

(a) The Bank has one TDR customer relationship of $4.03 million dollars with terms that defer the payment of principal and interest for a period of time. These loans are classified as non-accrual loans.

The following table presents information on the average balances of the Company’s interest-earning assets and interest-bearing liabilities and interest earned or paid thereon for the six months ended June 30, 2014 and 2013, respectively. There are no tax equivalency adjustments.

	For the Six Months Ended June 30,
		2014			2013
			Average			Average
	Average		Yield/	Average		Yield/
dollars in thousands	Balance	Interest	Cost	Balance	Interest	Cost
Assets
Interest-earning assets:
Loan portfolio (1)	$803,090	$19,268	4.80%	$727,732	$18,364	5.05%
Investment securities, federal funds
sold and interest-bearing deposits	136,993	1,161	1.69%	161,980	1,226	1.51%
Total Interest-Earning Assets	940,083	20,429	4.35%	889,712	19,590	4.40%
Cash and cash equivalents	9,618			10,936
Other assets	58,881			57,073
Total Assets	$1,008,582			$957,721

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Savings	$39,544	$20	0.10%	$36,859	$18	0.10%
Interest-bearing demand and money
market accounts	273,526	379	0.28%	263,521	448	0.34%
Certificates of deposit	388,424	1,968	1.01%	400,292	2,530	1.26%
Long-term debt	74,745	891	2.38%	67,424	879	2.61%
Short-term debt	5,429	7	0.26%	5,459	9	0.33%
Guaranteed preferred beneficial interest
in junior subordinated debentures	12,000	160	2.67%	12,000	157	2.62%

Total Interest-Bearing Liabilities	793,668	3,425	0.86%	785,555	4,041	1.03%

Noninterest-bearing demand deposits	93,787			83,133
Other liabilities	8,503			7,834
Stockholders' equity	112,624			81,199
Total Liabilities and Stockholders' Equity	$1,008,582			$957,721

Net interest income		$17,004			$15,549

Interest rate spread			3.48%			3.37%
Net yield on interest-earning assets			3.62%			3.50%
Ratio of average interest-earning
assets to average interest bearing
liabilities			118.45%			113.26%

Cost of funds			0.77%			0.93%
Cost of deposits			0.60%			0.76%

(1) Average balance includes non-accrual loans

The table below sets forth certain information regarding changes in interest income and interest expense of the Bank for the periods indicated. For each category of interest earning asset and interest bearing liability, information is provided on changes attributable to (1) changes in volume (changes in volume multiplied by old rate); and (2) changes in rate (changes in rate multiplied by old volume). Changes in rate volume (changes in rate multiplied by the change in volume) have been allocated to changes due to volume.

	Six Months Ended June 30, 2014
	compared to Six Months Ended
	June 30, 2013
		Due to
dollars in thousands	Volume	Rate	Total

Interest income:
Loan portfolio (1)	$1,808	$(904)	$904
Investment securities, federal funds
sold and interest bearing deposits	(212)	147	(65)
Total interest-earning assets	$1,596	$(757)	$839

Interest-bearing liabilities:
Savings	1	1	2
Interest-bearing demand and money
market accounts	14	(83)	(69)
Certificates of deposit	(60)	(502)	(562)
Long-term debt	87	(75)	12
Short-term debt	-	(2)	(2)
Guaranteed preferred beneficial interest
in junior subordinated debentures	-	3	3
Total interest-bearing liabilities	$42	$(658)	$(616)
Net change in net interest income	$1,554	$(99)	$1,455

(1) Average balance includes non-accrual loans

The following table presents information on the average balances of the Company’s interest-earning assets and interest-bearing liabilities and interest earned or paid thereon for the three months ended June 30, 2014 and 2013, respectively. There are no tax equivalency adjustments.

	For the Three Months Ended June 30,
		2014			2013
			Average			Average
	Average		Yield/	Average		Yield/
dollars in thousands	Balance	Interest	Cost	Balance	Interest	Cost
Assets
Interest-earning assets:
Loan portfolio (1)	$810,408	$9,685	4.78%	$727,059	$9,116	5.02%
Investment securities, federal funds
sold and interest-bearing deposits	132,771	569	1.71%	163,874	634	1.55%
Total Interest-Earning Assets	943,179	10,254	4.35%	890,933	9,750	4.38%
Cash and cash equivalents	11,060			10,339
Other assets	59,104			57,179
Total Assets	$1,013,343			$958,451

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Savings	$40,141	$10	0.10%	$37,535	$9	0.10%
Interest-bearing demand and money
market accounts	275,990	178	0.26%	261,270	216	0.33%
Certificates of deposit	389,726	971	1.00%	399,238	1,221	1.22%
Long-term debt	75,272	449	2.39%	70,506	490	2.78%
Short-term debt	1,991	1	0.20%	4,451	4	0.36%
Guaranteed preferred beneficial interest
in junior subordinated debentures	12,000	75	2.50%	12,000	78	2.60%

Total Interest-Bearing Liabilities	795,120	1,684	0.85%	785,000	2,018	1.03%

Noninterest-bearing demand deposits	96,876			83,752
Other liabilities	8,363			7,786
Stockholders' equity	112,984			81,913
Total Liabilities and Stockholders' Equity	$1,013,343			$958,451

Net interest income		$8,570			$7,732

Interest rate spread			3.50%			3.35%
Net yield on interest-earning assets			3.63%			3.47%
Ratio of average interest-earning
assets to average interest bearing
liabilities			118.62%			113.49%

Cost of funds			0.76%			0.93%
Cost of deposits			0.58%			0.74%

(1) Average balance includes non-accrual loans

The table below sets forth certain information regarding changes in interest income and interest expense of the Bank for the periods indicated. For each category of interest earning asset and interest bearing liability, information is provided on changes attributable to (1) changes in volume (changes in volume multiplied by old rate); and (2) changes in rate (changes in rate multiplied by old volume). Changes in rate volume (changes in rate multiplied by the change in volume) have been allocated to changes due to volume.

	Three Months Ended June 30, 2014
	compared to Three Months Ended
	June 30, 2013
		Due to
dollars in thousands	Volume	Rate	Total

Interest income:
Loan portfolio (1)	$996	$(427)	$569
Investment securities, federal funds
sold and interest bearing deposits	(133)	68	(65)
Total interest-earning assets	$863	$(359)	$504

Interest-bearing liabilities:
Savings	1	-	1
Interest-bearing demand and money
market accounts	9	(47)	(38)
Certificates of deposit	(24)	(226)	(250)
Long-term debt	28	(69)	(41)
Short-term debt	(1)	(2)	(3)
Guaranteed preferred beneficial interest
in junior subordinated debentures	-	(3)	(3)
Total interest-bearing liabilities	$13	$(347)	$(334)
Net change in net interest income	$850	$(12)	$838

(1) Average balance includes non-accrual loans